Exhibit 10.7

PERSONAL & CONFIDENTIAL

January 23, 2022

Michael Egholm

[***]

Re: Offer of Employment with Fluidigm Corporation

Dear Michael,

We are pleased to offer you employment with Fluidigm Corporation (the “Company”), effective on or about the closing (the “Closing,” and the date of Closing, the “Closing Date”) of that certain private placement of convertible preferred stock (the “Transaction”) of the Company to Casdin Capital, LLC and/or one or more of its affiliates and Viking Global Investors LP and/or one or more of its affiliates, or as otherwise agreed between you and the Company (the “Effective Date”). The terms of your employment will be governed by the terms and conditions described herein. This offer is contingent upon the consummation of the Transaction. If the Transaction does not occur, this offer is null and void ab initio.

The following is a summary of your position, compensation, and benefits to be associated with your employment with the Company as of the Effective Date. Capitalized terms not defined herein will have the meanings set forth in the Severance Plan (as defined below).

Position:	Chief Executive Officer.

Reporting Line:	Board of Directors of the Company (the “Board”).

Work Location:	Boston, Massachusetts will be your expected primary location of work.

Base Salary:	The annual base salary payable to you will be $500,000 (“Base Salary”), payable in substantially equal installments on a regular basis in accordance with the Company’s standard payroll procedures. Your Base Salary may be subject to annual review and adjustment, as determined by the Board in its sole discretion.

Annual Bonus	During each fiscal year of your employment, you will be eligible to receive an annual cash bonus with a target bonus of 100% of your Base Salary (the “Annual Bonus”), based on the performance of the Company and/or your individual performance as determined by the Board or its delegate (the “Committee”) in its sole discretion. Your 2022 Annual Bonus (if any) will be prorated based on your partial year of employment. Payment of the Annual Bonus will be made as soon as practicable following the end of the fiscal year during which the Annual Bonus was earned and after the Annual Bonus is approved by the Committee, but in no event later than the fifteenth (15th) day of the third (3rd) month of the fiscal year following the date the Annual Bonus has been earned and is no longer subject to a substantial risk of forfeiture. Unless otherwise determined by the Committee, you must be employed by the Company or any affiliate on the date the Annual Bonus is paid to receive such payment.

Equity

As a material inducement for you commencing employment with the Company, promptly following the Closing, you will receive an equity award in the form of nonqualified stock options (“Option Award”) to purchase up to 2.8% of the outstanding shares of common stock of the Company at the Closing, calculated on a fully diluted basis (such shares, the “Option Shares”) (with such share number subject to reduction under the terms of the immediately following paragraph), with a per share exercise price (the “Exercise Price”) of the greater of (i) $3.40 (the “Conversion Price”) or (ii) the fair market value of a share of common stock on the Option Award grant date, pursuant to the Company’s 2022 Inducement Equity Incentive Plan (the “Inducement Plan”). Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares subject to the Option Award will vest on the first anniversary of the vesting commencement date, and the remaining 75% of the shares subject to the Option Award will vest in equal monthly installments thereafter (resulting in the Option Award being 100% vested on the fourth anniversary of the vesting commencement date). If you terminate due to your death or Disability (as defined in the Severance Plan), a number of unvested shares underlying your Option Award that otherwise would vest during the period between your termination date and the one-year anniversary of your termination date immediately will vest.

In addition, if the Exercise Price exceeds the Conversion Price, then, as a material inducement for you commencing employment with the Company, promptly following the Closing, you will receive an equity award in the form of restricted stock units (“RSU Award”) covering a number of shares of common stock of the Company equal to (i) the amount by which the Exercise Price exceeds the Conversion Price, multiplied by the number of Option Shares divided by (ii) the Exercise Price (rounded to the nearest whole share). The shares of common stock of the Company underlying your RSU Award will reduce on a share-by-share basis the number of Option Shares. Subject to your continued employment with the Company, 25% of your RSU Award (if any) will vest in equal annual installments over a four-year period beginning on the first anniversary of the vesting commencement date (resulting in your RSU Award being 100% vested on the fourth anniversary of the vesting commencement date). If you terminate due to your death or Disability (as defined in the Severance Plan), a number of unvested shares underlying your RSU Award that otherwise would vest during the period between your termination date and the one-year anniversary of your termination date immediately will vest.

The Option Award and RSU Award (if any) will be subject to the terms of the Inducement Plan and the applicable award agreement thereunder (the “Equity Documents”). The Inducement Plan will include provisions with respect to the treatment of awards upon a Change in Control (as to be defined in the Inducement Plan) that are substantially similar to the provisions set forth in the Company’s 2011 Equity Incentive Plan, as amended.

Severance Benefits

In addition to any accrued obligations owed by the Company to you, upon a qualifying termination of employment, you will be eligible to receive severance benefits under the 2020 Change of Control and Severance Plan (the “Severance Plan”), subject to the terms and conditions provided thereunder and a participation agreement to be provided to you separately by the Company.

Under the Severance Plan and as provided in a participation agreement under such plan that will be separately provided to you, if (i) you terminate your employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates your

Offer of Employment (Page 2 of 7)

employment for a reason other than Cause or your death or Disability, in each case, within three months prior to or 12 months following a Change of Control (the “COC Period”), subject to your execution and non-revocation of a general release of claims provided to you by the Company, you will be entitled to receive the following benefits:

(i) a lump sum cash payment equal to 250% of the sum of (x) your Base Salary (as in effect immediately prior to the Change of Control or your termination of employment, whichever is greater), plus (y) the greater of (A) your target Annual Bonus (as in effect immediately prior to the Change of Control or your termination of employment, whichever is greater) or (B) the average of the Annual Bonus payments actually paid to you for the three fiscal years preceding the year in which your termination of employment occurs;

(ii)  a lump sum cash payment equal to (i) your target Annual Bonus (as in effect immediately prior to the Change of Control or termination of employment, whichever is greater), multiplied by (ii) a fraction, the numerator of which is the number of days worked by you during the year in which your termination of employment occurs and the denominator of which is 365;

(iii)  payment by the Company of continued health coverage under COBRA (or, for any period after expiration of COBRA eligibility, reimbursement of health insurance monthly costs up to the amount of the COBRA premium that would be payable if COBRA were available at such time) for a period of 30 months following your termination of employment;

(iv) acceleration and vesting of 100% of your then-outstanding and unvested equity awards; and

(v)   reasonable outplacement services in accordance with any applicable Company policy in effect as of your termination of employment (or, if no such policy is in effect, as determined by the Company, in its sole discretion).

Under the Severance Plan and as provided in your participation agreement, if the Company (or any parent or subsidiary of the Company) terminates your employment for a reason other than for Cause, your death or Disability, in each case, outside of the COC Period, subject to your execution of a general release of claims provided to you by the Company, you will be entitled to receive the following benefits:

(i) an aggregate amount equal to 200% of your Base Salary in effect as of the date of your termination of employment, paid in equal installments over a period of 24 months following your termination date;

(ii)  payment by the Company of continued health coverage under COBRA for a period of 12 months following your termination of employment;

(iii)  acceleration and vesting of a number of unvested shares underlying your then-outstanding equity awards that otherwise would vest during the period between your termination date and the one-year anniversary of your termination date (with the remainder forfeited on termination); and

(iv) reasonable outplacement services in accordance with any applicable Company policy in effect as of your termination of employment (or, if no such policy is in effect, as determined by the Company, in its sole discretion).

Offer of Employment (Page 3 of 7)

For purposes of your severance benefits provided under the Severance Plan and as provided in your participation agreement, “Good Reason” will mean the occurrence of one or more of the following events effected without your prior consent, provided that you terminate your employment with the Company within one year following the initial existence of the “Good Reason” condition: (i) the assignment to you of any duties or the reduction of your then-current duties, either of which results in a material diminution in your then-current position or responsibilities with the Company, including a requirement that you be required to report to a corporate officer or employee instead of reporting directly to the board of directors of the Company or, if the Company becomes a subsidiary of another corporation, the board of directors of the Company’s parent company; (ii) a material reduction by the Company in your then-current base salary; (iii) a material change in the geographic location at which you must perform services (it being understood that a relocation to a facility or location less than 25 miles from your then-present location will not be considered a material change in geographic location); or (iv) any material breach by the Company of any material provision of your participation agreement under the Severance Plan. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice.

Please note that the foregoing is a summary of the benefits that the Company will offer you under the Severance Plan, but does not include all of the terms and conditions of the official Severance Plan document. The official Severance Plan document will govern your eligibility for any severance benefits and upon execution of a participation agreement under the Severance Plan, any rights to severance benefits in this “Severance Benefits” section will be superseded and replaced with the benefits under the participation agreement.

Paid Time Off (PTO)	You will be eligible for paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be amended from time to time.

Benefit Plans	From the Effective Date, you will be eligible to participate in the various group health, disability, and life insurance plans and other employee programs, including sick and vacation time, as generally are offered by the Company to similarly situated senior management executives from time to time, subject to the terms and conditions of such plans and programs.

Restrictive Covenants	As a condition to your employment and in consideration of your employment with the Company, the consideration set forth in this letter (including, but not limited to, the annual bonus opportunity, the Option Award, RSU Award (if any) and severance benefits), you will be required to sign the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) enclosed with this letter, which, among other things, will provide for post-termination restrictive covenants, including, but not limited to, confidentiality, 12-month non-competition and 12-month non-solicitation covenants. You acknowledge that you have been provided an opportunity to consult with an attorney prior to signing the Confidentiality Agreement.

Offer of Employment (Page 4 of 7)

Withholding Taxes.	The Company will be entitled to deduct and withhold from any amounts payable under this letter such federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or regulation.

This offer letter and your employment with the Company are subject to you agreeing to the following terms and conditions:

1.

Company Policies, Guidelines, and Training. The Company maintains policies and guidelines, and provides training, that establish certain expectations and rules concerning your conduct and performance. These policies and guidelines may affect your ability to participate in certain benefits and programs and may contain additional terms and conditions with respect to your employment. By accepting this offer, you agree to adhere to such policies and guidelines and participate in all required training sessions. All Company policies and guidelines are subject to change and your employment with the Company is your acceptance and agreement to abide by such changes.

2.

References and Background Checks. This offer and your employment with the Company are at all times contingent upon the Company’s review and satisfaction with your references and verification of background information, even if you commence employment with the Company prior to the completion of the Company’s reference and background checks. You agree that the Company may check your references and background information at any time during your employment and you authorize the Company to do so. In accepting this offer, you agree to cooperate with the Company and seek the cooperation of others in completing the references and background check processes in an expeditious manner.

3.

Employment Must Not Infringe Upon the Rights of Others. In accepting this offer, you warrant as follows: (a) you have disclosed and provided to the Company any and all restrictive covenant obligations or agreements in which you are subject to and affirm your continued compliance with such obligations and agreements, (b) you will not disclose to the Company any trade secrets or proprietary information from your prior employers and (c) you will not refer to or otherwise solicit for employment at the Company any former co-workers or others in contravention of any still-in-effect non-solicitation obligations.

4.	Best Efforts. In accepting this offer, you agree to devote all of your business time, attention, skills, and best efforts to your position on a full-time basis.

5.

Employment At-Will. In accepting this offer, you agree that your employment with the Company is “at will” meaning that either you or the Company may terminate the employment relationship at any time with or without cause or advance notice, subject to the above Severance Benefits terms. You should also be aware that your position, job responsibilities, compensation, benefits, and other terms and conditions of employment might be changed at any time in the sole discretion of the Company.

6.

Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this letter will be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

This offer letter, along with the Confidentiality Agreement, the Equity Documents and the Severance Plan and applicable participation agreement, constitutes the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company and supersedes and cancels any prior offer letters, agreements, promises, representations, or statements that have been made between you and the Company regarding your employment. This offer letter may only be amended or modified through a written agreement signed by you and any authorized member of the Board. Please carefully review these terms and conditions to make sure they are consistent with your understanding. If so, please sign this offer letter to confirm your acceptance and send a signed copy by January 23, 2022.

Offer of Employment (Page 5 of 7)

We are confident you will find your employment with the Company a challenging and rewarding endeavor. We look forward to working with you!

Offer of Employment (Page 6 of 7)

Sincerely,

Fluidigm Corporation

/s/ Vikram Jog
By: Vikram Jog
Title: Chief Financial Officer

Agreed and Accepted:	/s/ Michael Egholm
Michael Egholm

Date: January 19, 2022

[Signature Page to Offer Letter]